Mirion Announces Redemption of Public Warrants
ATLANTA – April 18, 2024 – Mirion ("we" or the "Company") (NYSE: MIR, MIR.WS), a global provider of radiation detection, measurement, analysis and monitoring solutions to the medical, nuclear, defense, and research end markets, today announced that it will redeem all of its publicly traded warrants to purchase shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), that remain outstanding at 5:00 pm New York City time on Monday, May 20, 2024 (the “Redemption Date”), for a redemption price of $0.10 per warrant (the “Redemption Price”).
Mirion has directed its warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”) or its authorized information agent, to deliver a notice of redemption (the “Notice of Redemption”) to the registered holders of outstanding warrants pursuant to the Warrant Agreement, dated as of June 29, 2020 (the “Warrant Agreement”), by and between Mirion (f/k/a GS Acquisition Holdings Corp II) and the Warrant Agent. Under the Warrant Agreement, Mirion is entitled to redeem its public warrants at a redemption price of $0.10 per warrant if the last sale price of the Common Stock equals or exceeds $10.00 per share on the trading day before the Company issues the notice of redemption (the “Stock Price Condition”), among other conditions.
The stock price condition was satisfied on April 17, 2024, the day before the Notice of Redemption is being sent to warrant holders. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with Mirion’s (f/k/a GS Acquisition Holdings Corp II) initial public offering and still held by the initial holders thereof or their permitted transferees are not subject to the Notice of Redemption.
Exercise Procedures and Deadline for Warrant Exercise
Warrant holders may continue to exercise their warrants to purchase shares of Common Stock until immediately before 5:00 p.m. New York City time on the Redemption Date. Holders may exercise their warrants and receive Common Stock (i) in exchange for a payment in cash of the $11.50 per warrant exercise price, or (ii) on a “cashless” basis in which case the exercising holder will receive a number of shares of Common Stock determined under the Warrant Agreement based on the redemption date and the redemption fair market value, as determined in accordance with the Warrant Agreement. The “fair market value” is based on the average last price per share of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the Notice of Redemption is sent. In accordance with the Warrant Agreement, exercising holders will receive 0.220 of a share of Common Stock for each Warrant surrendered for exercise. If a holder of warrants would, after taking into account all of such holders’ warrants exercised at one time, be entitled to receive a fractional interest in a share of Common Stock, the number of shares of Common Stock the holder is entitled to receive will be rounded down to the nearest whole number of shares.
Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Purchase form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.
Termination of Warrant Rights
The warrants are listed on the NYSE under the ticker symbol “MIR WS.” Any outstanding Mirion public warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, except to receive the Redemption Price or as otherwise described in the Notice of Redemption.
How to Redeem
The shares of Common Stock underlying the public warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-3, as amended, with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-268445). Exercise of public warrants should be directed through the broker of the warrant holder. In addition to the broker, questions may also be directed to Morrow Sodali at (800) 662-5200 (for individuals) / (203) 658-9400 (for banks and brokerages) or at mir@info.morrowsodali.com. Or contact Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, Telephone Number (212) 509-4000.
Additional information can be found on Mirion’s Investor Relations website: https://ir.mirion.com/
About Mirion
Mirion (NYSE: MIR) is a global leader in radiation safety, science and medicine, empowering innovations that deliver vital protection while harnessing the transformative potential of ionizing radiation across a diversity of end markets. The Mirion Technologies group provides proven radiation safety technologies that operate with precision – for essential work within R&D labs, critical nuclear facilities, and on the front lines. The Mirion Medical group solutions help enhance the delivery and ensure safety in healthcare, powering the fields of Nuclear Medicine, Radiation Therapy QA, Occupational Dosimetry, and Diagnostic Imaging. Headquartered in Atlanta (GA – USA), Mirion employs approximately 2,700 people and operates in 12 countries. Learn more at mirion.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Mirion securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate”, “expect”, “hope”, “intend”, “may”, “might”, “should”, “would”, “will”, “understand” and similar words are intended to identify forward looking statements. These forward-looking statements include, but are not limited to, statements regarding redemption of the warrants. Further information on risks, uncertainties and other factors that could affect our financial results are included in the filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other periodic reports filed or to be filed with the SEC.

You should not rely on these forward-looking statements, as actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

For investor inquiries:
Jerry Estes
ir@mirion.com
For media inquiries:
Erin Schesny
media@mirion.com